EXHIBIT 10.16

Reduced Dispatch Agreement

     This Reduced Dispatch Agreement including all exhibits hereto (“RDA”) is made this 7 day of July 2004, between Midland Cogeneration Venture Limited Partnership (“MCV”), a Michigan limited partnership, with offices at 100 Progress Place, Midland, Michigan 48640, and Consumers Energy Company (“CECo”), a Michigan corporation, with offices at 1945 West Parnall Road, Jackson, Michigan 49201 (sometimes referred to singularly as “Party” and collectively as the “Parties”) and is entered into pursuant to the RCA (defined below).

     WHEREAS, MCV and CECo have entered into a Power Purchase Agreement dated July 17, 1986 (as amended, the “PPA”) and a Settlement Agreement dated January 1, 1999 (the “SA”), and

     WHEREAS, MCV and CECo have entered into a Resource Conservation Agreement dated February 12, 2004 (the “RCA”), wherein depending upon the relationship of replacement power costs, the sales price for natural gas at the Consumers Energy city-gate, and the energy price CECo may recover from its customers under the terms of the PPA, applicable MPSC orders and the Option 2 Dispatch (defined below), CECo may reduce the schedule for deliveries from the MC-Facility and replace such deliveries from other power sources; and

     WHEREAS, the Parties hereto desire to set forth in this RDA such terms and conditions and the terms and conditions upon which the benefits of reducing deliveries from the MC-Facility pursuant to the RCA and this RDA shall be shared between the Parties.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the Parties hereto agree as follows:

1.	Definitions. Except for the following terms, all capitalized terms are as defined in the PPA or the RCA.

“Actual Dispatch” means, as is more particularly defined in RCP Procedure 4, the actual hourly Dispatch of Resources occurring during the term of this RDA that reflects the Dispatching of MCV Contract Capacity greater than Minimum Dispatch at COP.

“Adders” has the meaning specified in RCP Procedure 3.

“Business Day” means a Calendar Day other than a Saturday, Sunday, or a North American Electric Reliability Council (“NERC”) holiday.

“Calendar Day” means a twenty-four (24) hour period beginning and ending at 12:00 midnight eastern time. If daylight savings time is legally observed at Jackson, Michigan at the time specified, then eastern daylight time (“EDT”) will be used, otherwise eastern standard time (“EST”) will be used.

“Capacity Cost Recovery Amount” means, with respect to MC-Facility Contract Capacity in excess of 1100 MW, the product of (i) the difference in Dispatch of such capacity between the Hypothetical System Dispatch and the Actual Dispatch and (ii) the difference between the PPA Option 2 Dispatch Price and VEP.

“Coal Dispatch” means, as is more particularly defined in RCP Procedure 4, the hourly Dispatch of Resources that CECo would have Dispatched absent the RCA, this RDA and the Option 2 Dispatch, based upon an assumed Dispatching of the MC-Facility at the PPA Dispatch Price and calculated after the fact for each hour of each Calendar Day.

“Coal Dispatch Displacement Cost” means, as is more particularly defined in RCP Procedure 4, the hourly cost of Resources that displaced the MC-Facility Contract Capacity in the Actual Dispatch as a result of the MC-Facility being Dispatched at COP, expressed in $/MWh and rounded to the nearest cent.

“Contract Capacity” means 1240 MW of capacity available to CECo from the MC-Facility pursuant to the PPA and SA.

“Cost of Production” or “COP” has the meaning specified in RCP Procedure 3.

“Dispatch” means the scheduling and delivery of electric energy from available electric energy Resources for the optimum economic satisfaction of CECo’s system energy requirements and CECo’s wholesale sales in accordance with Good Utility Practices (as defined in RCP Procedure 1) and with due consideration for incremental generation and power purchase costs, incremental transmission losses, load flow, spinning reserve requirements, ramping, and other operational concerns.

“Forced-Coal Net Benefits” means the difference between Gas Dispatch Net Benefits and Net Benefits.

“Gas Day” means a 24 hour period that begins at 9:00 a.m. central clock time.

“Gas Dispatch Net Benefits” means the product of (a) the sum of the hourly products of the total MW of the Displacement Resources in the Actual Dispatch that displaced the MC-Facility determined pursuant to Steps (2) and (3) of Attachment 1 to the RCA and (b) the difference between COP and Displacement Cost determined pursuant to Step (5) of Attachment 1 to the RCA.

“Gas Price” means, as is more particularly defined in RCP Procedure 3, the price of natural gas that MCV would pay to provide fuel for the MC-Facility at the time specified.

“Heat Rate” means the heat rate of the MC-Facility as determined pursuant to RCP Procedure 6 and expressed in MMBtu/MWh.

“Incremental Cost” means, for any hour, the cost to CECo of the next available least cost Resource (adjusted by Penalty Factor) to serve an incremental increase in CECo’s load (including wholesale sales to third parties) as determined pursuant to RCP Procedure 1, which is incorporated herein by reference.

“Margin Price” means the price (in $/MWh) by which the COP is adjusted by the Parties pursuant to Section 6 hereof in order to manage the amount of Mitigated Dispatch.

“Market Price of Energy” means the assumed price that energy may be sold in the power market as determined pursuant to RCP Procedure 2, which is incorporated herein by reference.

“Minimum Dispatch” means the minimum amount of MCV’s Contract Capacity (not to exceed 550 MW and expressed in MW) for associated electric energy delivery below which the provisions of this RDA do not apply.

“Mitigated Dispatch” means the difference in deliveries of the MC-Facility’s Contract Capacity between the Coal Dispatch and the Actual Dispatch expressed in MWh.

“Net Benefits” means, as is more particularly defined in RCP Procedure 4 and adjusted pursuant to RCP Procedure 3, the cost savings that result from reducing the Dispatch of the MC-Facility pursuant to the RCA and RDA and determined by the product of (i) Mitigated Dispatch and (ii) the difference between COP and Coal Dispatch Displacement Cost.

“No-Dispatch Zones” means the Dispatch levels of the MC-Facility (expressed in MW and set forth in RCP Procedure 7) for which generation of electric energy is significantly less efficient than other Dispatch levels.

“Option 2 Dispatch” means the second option for dispatching the MCV Contract Capacity given to CECo in order to recover payments made to MCV under the PPA as set forth in the Michigan Public Service Commission’s order in U-8871/U-10127 dated March 31, 1993, and related orders.

“Penalty Factor” means, to the extent available and able to be practicably calculated and implemented, the incremental transmission loss factor applied to the Incremental Cost of a Resource to reflect the cost of the Resource at CECo’s load center or other common reference point. The Penalty Factor shall be determined in accordance with RCP Procedure 1.

“PPA Dispatch Price” means the variable charges that would be applicable for Dispatch in accordance with the PPA and SA.1

“PPA Option 2 Dispatch Price” means the price(s) that CECo would have used to Dispatch the MCV Contract Capacity pursuant to the PPA and SA under the Option 2 Dispatch absent the RCA and RDA. This price is equal to zero for the first 1100 MW of MCV Contract Capacity dispatched and the sum of VEP and $5/MWh for the next 140 MW of MCV Contract Capacity dispatched.

[1]	During the period addressed in Sections 12 and 13 of the SA, this price is VEP for the first 915 MW and the sum of VEP and fixed energy for the remaining 325 MW of MCV Contract Capacity.

“RCP Procedure” means a document agreed upon by the Parties hereto that sets forth in detail how various provisions of the RCA and RDA are to be implemented. The Parties may amend an RCP Procedure from time to time by mutual consent.

“Renewable Energy Support Amount” or “RESA” means the annual amount of $5,000,000 (prorated by the number of Calendar Days this RDA is in effect each year) used to support wind/renewable generated energy purchased by CECo to serve Michigan’s energy requirements as approved by the MPSC.

“Resource(s)” means the owned, controlled and purchased power resources available to CECo to serve its load and make wholesale sales to third parties.

“Total Energy Available” for a specified Gas Day means the MWh equivalent of gas as determined in RCP Procedure 5.

2.	Term. This RDA and the RCP Procedures attached hereto (and made a part hereof) shall become effective at 12:01 A.M. EST on a Calendar Day within seven Calendar Days following the later in time of (i) the Calendar Day upon which this RDA has been executed by both Parties, (ii) the Calendar Day upon which CECo files its consent with the Michigan Public Service Commission (“MPSC”) accepting the MPSC’s order approving the RCA, or (iii) the Calendar Day upon which the MCV files its letter of non-objection with the MPSC and/or CECo to the order approving the RCA, and shall terminate upon termination of the PPA or RCA.

3.	Capacity Cost Recovery. MCV shall reimburse to CECo the Capacity Cost Recovery Amount not included in the Hold Harmless Payment.

4.	Net Benefit Sharing. Net Benefits shall be calculated by CECo for each Calendar Day and the financial settlement shall reflect the sum of the Net Benefits for each Calendar Day during the billing period. The billing periods shall match the billing periods specified in the PPA. To the extent that a final determination of the Net Benefits for any Calendar Day is not available or not agreed upon at the time of billing, then the Net Benefits for any such Calendar Day shall be estimated by MCV and reconciled to actual in the following monthly billing or as soon as practicable thereafter.

Net Benefits for a calendar year shall first be allocated to the RESA and credited to CECo in the monthly billing to match how the MPSC orders CECo to pay out RESA to third parties, provided the RESA does not exceed the total Net Benefits for such calendar year. In the event that the RESA for a calendar year cannot be satisfied by the total Net Benefits determined for such calendar year, then CECo shall be responsible for the balance of the RESA and MCV will have no liability whatsoever for such balance. Following satisfaction of the RESA, all remaining Net Benefits shall be shared equally between the Parties.

5.	Capacity and Energy Payments. During the term of this RDA, CECo will pay MCV the capacity charge and the variable energy charge in accordance with the applicable terms of the PPA and SA. During the term of this RDA, CECo will pay MCV the fixed energy charge in accordance with the applicable terms of the PPA and SA as determined by the Hypothetical System Dispatch.2

6.	(a) Dispatch of MCV. Absent the RCA and RDA, CECo would dispatch MCV’s Contract Capacity in accordance with the PPA Option 2 Dispatch Price. Pursuant to Section 2 of the RCA, all Contract Capacity greater than Minimum Dispatch of the MC-Facility shall be Dispatched (subject to available Resources, gas prices and power market prices) based on the COP plus the Margin Price. As of the effective date of this RDA, the Margin Price shall be zero $/MWh. The Margin Price may be changed by the Parties in a writing executed by the contract notices representatives identified in Section 16 (the “Confirmation”) prior to the effective date and time of the change. Any change in Margin Price will become effective at the time agreed to by the Parties; provided, however, that if no time is specified in the Confirmation the Margin Price will become effective at 6:00 a.m. of the Calendar Day following receipt of the Confirmation.

The Dispatch schedule based on COP plus the Margin Price will continue to be prepared by CECo and communicated to MCV pursuant to Section 8(a) of the PPA and Operating Practice 2. Operating information to be exchanged by the Parties shall be as described in RCP Procedure 5. During the term of this RDA, CECo will not Dispatch the MC-Facility at levels within the No-Dispatch Zones; provided, however, that the preceding requirement shall not prohibit temporary output at such levels during transitions to other Dispatch levels. In addition and subject to Section 6(b) hereof, CECo will not Dispatch the MC-Facility during the term of this RDA such that the Total Energy Available for any Gas Day is exceeded. Notwithstanding any provisions in the PPA and SA to the contrary, in the event that conditions arise solely as a result of the RCA and this RDA that in any hour there is insufficient gas available to MCV to meet CECo’s Dispatch order, then the capacity charge and the fixed energy charge payments under the PPA and SA based on Available Capacity shall not be reduced as a result of such an event.

(b) CECo Call Back of MCV Energy. Once CECo has provided its hourly Dispatch order to MCV as provided in this Section 6 hereof, CECo shall have the right to call back MC-Facility energy (i.e., Dispatch generation in excess of the hourly Dispatch order) subject to the terms of the applicable CECo-MCV Operating Practices as follows.

(i)	CECo may call back MCV energy for any hour in which the Market Price of Energy exceeds the COP as adjusted by the Margin Price.

(ii)	CECo may call back MCV energy if CECo has a shortage of energy which cannot be economically replaced on the spot market due to (i) non-delivery of scheduled purchases of energy due solely to the failure of the seller to deliver to CECo, or (ii) transmission constraints affecting energy deliveries to CECo, or (iii) uncontrolled

[2]	While not altering the payment terms under the PPA and SA, the effect of basing the payment of fixed energy on the Hypothetical System Dispatch during the period addressed in Sections 12 and 13 of the SA will be to pay fixed energy for the first 1100 MW of Contract Capacity based on availability and for any of the remaining 140 MW of available Contract Capacity based on the assumed delivery of energy during any hour of the Hypothetical System Dispatch.

losses of CECo owned Resources previously available for production of electric energy.

(iii)	CECo may call back MCV energy if such energy is required to maintain the security of the METC, MISO or Eastern Interconnected systems.

(iv)	CECo may call back MCV energy if such energy is required to fulfill any applicable requirement of the MPSC, FERC, NERC or any other entity that has authority over CECo’s operations.

MCV shall make a good-faith effort to provide energy called back by CECo. MCV shall use any gas available at the time a call back is requested (including gas available from purchases and withdrawals from storage not included in the Total Energy Available amount) under existing gas supply, gas transportation and gas storage agreements to provide the energy called back by CECo. If additional gas is required, CECo may immediately provide the necessary amount of gas to MCV at the same Gas Price that was applicable for the Calendar Day CECo called back the energy. If the foregoing fails to provide sufficient quantities of gas to provide the called back energy, MCV shall only be obligated to provide the amount of energy it can produce with the amount of gas obtained under the procedures described in this Section 6. Notwithstanding any provisions in the PPA and SA to the contrary, in the event that conditions arise solely as a result of the RCA and this RDA that in any hour there is insufficient gas available to MCV to meet CECo’s call back Dispatch order, then the capacity charge and the fixed energy charge payments under the PPA and SA based on Available Capacity shall not be reduced as a result of such an event.

7.	Energy Deliveries Not Applicable to the RDA. Any energy deliveries below Minimum Dispatch or above Contract Capacity are not subject to this RDA and will be paid for in accordance with the PPA, SA, or the Master Power Purchase and Sale Agreement, dated April 21, 2003, or other agreement as applicable.

8.	Deadband and Special Quote Energy Deliveries. Any energy deliveries made that are designated as Deadband MW’s per PPA Operating Practice 7, Section 12.2.5 or as Special Quote MW’s per PPA Operating Practice 7, Section 12.2.2 will be paid for in accordance with the PPA and SA and will not change the Mitigated Dispatch.

9.	Early Termination. This RDA may be terminated in accordance with Section 6 of the RCA, which Section is incorporated herein and where “RCA” appears in such Section 6, “RDA” shall be substituted therefore to determine the Parties’ termination rights hereunder.

In the event of an early termination of this RDA as provided above in this Section 9, Section 22(a) shall continue in effect until 12 months after notice of termination is given and supplemented as follows: (1) In the calendar year following the expiration of Section 22(a), MCV’s obligation with respect to adequate continuing assurances shall include the calendar year following the then current calendar year, but for the remaining four calendar years thereafter MCV shall only be required to show 50% adequate continuing assurances for those four years in aggregate, and (2) In the second calendar year following the expiration of Section 22(a), MCV’s obligation with respect to adequate continuing assurances shall include the calendar year following the then current calendar year, but for the remaining four calendar years thereafter MCV shall only be required to show adequate continuing assurances for those four years in aggregate. This paragraph shall survive any early termination of this RDA pursuant to this Section 9.

10.	Financial Settlement. Financial settlement of this RDA will take place as a part of the normal billing practice as established in Section 20 of the PPA. Such settlement shall be the total of (i) the Hold Harmless Payment determined pursuant to the RCA, (ii) the Capacity Cost Recovery Amount pursuant to Section 3, (iii) the RESA pursuant to Section 4, and (iv) CECo’s share of the Net Benefits determined pursuant to the RDA which includes (v) the determination of the sharing of NOx allowances pursuant to RCP Procedure 3. The billing statement provided by MCV shall separately identify each of the above adjustments to the amounts owed by CECo to MCV under the PPA and SA.

11.	Settlement Data. By 2:00 p.m. of the Business Day following each day this RDA is in effect, CECo shall account for each hour of the RDA by providing the following information to MCV (for the purpose of verifying the financial settlement):

a)	The quantity and description of the Resources used in the Actual Dispatch, Hypothetical System Dispatch and Coal Dispatch,

b)	The cost of Resources used in the Actual Dispatch, Hypothetical System Dispatch and Coal Dispatch,

c)	The Market Price of Energy (as that term is defined in RCP Procedure 2) (if one was determined),

d)	The data used to determine the Market Price of Energy, including bids and offer data and prices that were not considered to be representative of the market.

MCV shall only be permitted to use such information for the purpose of verifying the financial settlement pursuant to the RCA and RDA. Such information shall not be used by MCV for any market purposes, and MCV shall adopt practices that will ensure such information will not be used for such purposes. MCV shall not make copies of any such information provided by CECo, nor shall MCV copy any such information to another medium, nor shall MCV share with or make available to any third party any such information provided by CECo, except to the extent provided below. Notwithstanding the foregoing, however, MCV may make temporary copies via electronic media of the information provided for purposes of verifying the financial settlement.

MCV may authorize access to and use of such information by (i) MCV employees identified by MCV as being necessary in order to verify the financial settlement (provided that such MCV employees shall have no responsibility for energy marketing activities), (ii) MCV’s lenders, counsel, accountants or advisors who have a need to know such information in order to provide professional services to MCV, and (iii) in the event that any MCV partner seeks to sell its interests in MCV, representatives of entities seeking to purchase such interest. MCV shall provide CECo with the names of all such persons receiving access to the information, and shall require each such person to sign a confidentiality agreement that acknowledges the terms of this Section 11 and that prohibits such persons from further disclosure of the information, and which prohibits such persons from using such information in connection with energy marketing activities.

Upon MCV’s concurrence that the determination of Net Benefits under this RDA is correct, MCV shall destroy any and all electronic media containing any of the information provided by CECo hereunder. All copies of information provided to any other person identified above shall be returned to MCV for destruction as soon as the need for access to such information no longer exists. Upon the return and destruction of such information, MCV shall provide CECo with a certificate indicating that all such copies of the information have been destroyed.

CECo shall retain such information via electronic media for three years, unless a dispute exists between the parties in which event CECo shall retain such information until the dispute is finally resolved.

CECo shall be entitled to all remedies available at law or in equity to enforce the confidentiality obligations set forth in this Section 11.

12.	Disputes. Except as provided in RCP Procedure 8, if the Parties are unable to resolve any disagreement arising under the RDA and/or RCA, such disagreement shall be subject to resolution as set forth in Paragraph 18 of the PPA and any award issued pursuant to an arbitration may be enforced in any court of competent jurisdiction.

13.	Audit Rights. A Party (the “Requesting Party”) shall have the right, at its own expense, upon 5 days’ notice and during normal business hours, to examine and audit and to obtain copies of the relevant portion of the books, records, documents, models, data and telephone recordings of the other Party (the “Responding Party”) only to the extent reasonably necessary to verify the accuracy of any financial settlement statement, charge, payment, calculation, or computation made under this RDA or the RCA, including, but not limited to Cost Data, the IC List, Penalty Factor, COP, Incremental Cost, or market price of power or gas. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not relevant to transactions under this RDA or the RCA. All such information provided shall be subject to the confidentiality provisions set forth in Section 11. With respect to information deemed by the Responding Party to be proprietary commercial information obtained from others subject to a confidentiality agreement that prohibits disclosure to the Requesting Party under any circumstances, the Responding Party may require that the Requesting Party (at the Requesting Party’s expense) hire an independent auditor to certify the accuracy of any financial settlement statement, charge, payment, calculation, or computation provided by the Responding Party to the Requesting Party under this RDA or the RCA; provided, however, that the auditor signs a confidentiality agreement with the Responding Party not to disclose the information.

The Parties shall conduct their respective audits in such a manner so as to assure that any information obtained from the Responding Party and claimed by the Responding Party to be proprietary, shall not be made available to any other market participant, including any MCV partner or CECo affiliate.

14.	Exculpation. Notwithstanding anything to the contrary contained in this RDA, the liabilities and obligations of MCV arising out of, or in connection with this RDA or any other agreements entered into pursuant hereto shall not be enforced by any action or proceeding wherein damages or any money judgment or specific performance of any covenant in any such document and whether based upon contract, warranty, negligence, indemnity, strict liability or otherwise, shall be sought against the assets of the partners comprising MCV. By entering into this RDA, CECo waives any and all right to sue for, seek or demand any judgment against such partners and their affiliates, other than MCV, by reason of the liabilities and obligations of MCV arising out of, or in connection with, this RDA or any other agreements entered into pursuant hereto, except to the extent such partners are legally required to be named in any action to be brought against MCV.

15.	Governing Law. This RDA shall be deemed to be a Michigan contract and shall be construed in accordance with and governed by the laws of Michigan, without regard to principles of conflicts of law.

16.	Notice to Parties. Unless otherwise provided in this RDA, any notice, consent or other communication required or permitted to be made under this RDA shall be in writing and shall be delivered to the address or facsimile number set forth or such other address or facsimile number as the receiving Party may designate in writing. All notices shall be effective when received.

To CECo:

Consumers Energy Company
1945 West Parnall Road, Jackson Michigan 49201
Contract Notices:
Attn: Director, Transaction Strategies
	Telephone: 517-788-1388	Facsimile: 517-788-5882
Forecast Dispatch:
Attn: Paul L. Carlson
	Telephone: 517-788-1386	Facsimile: 517-788-7257
Hourly Dispatch:
Attn: Senior Supply Operations Coordinator
	Telephone: 517-788-1117	Facsimile: 517-788-0896
Invoicing:
Attn: Scott F. DeBoe
	Telephone: 517-788-7165	Facsimile: 517-788-7245
To MCV:
Midland Cogeneration Venture Limited Partnership
100 Progress Place, Midland MI 48640
Contract Notices:
Attn: Vice President Energy Supply and Marketing
	Telephone: 989-633-7850	Facsimile: 989-633-7857

Forecast Dispatch:
Attn: Manager Energy Trading
Telephone: 989-633-7855	Facsimile: 989-633-7857
Hourly Dispatch:
Attn: Shift Supervisor
Telephone: 989-633-7824 Fa	Facsimile: 989-633-7825
Invoicing:
Attn: Manager Financial Reporting
Telephone: 989-633-7889 Fa	Facsimile: 989-633-7887

17.	RCP Procedures. The RCP Procedures identified in this RDA are attached to and made a part of this RDA as follows:

(a)	Exhibit A – RCP Procedure 3

(b)	Exhibit B – RCP Procedure 4

(c)	Exhibit C – RCP Procedure 5

(d)	Exhibit D – RCP Procedure 6

(e)	Exhibit E – RCP Procedure 7

(f)	Exhibit F – RCP Procedure 8

18.	Limitation of Liability. Except as set forth in Subsection 18(d) below, if CECo is unable to recover from its customers any costs related to the RCA or this RDA (“MPSC Disallowance”), the following provisions apply:

(a) CECo is seeking expedited interim approval from the MPSC so that basic elements of the Resource Conservation Plan (“RCP”) can be implemented as soon as possible. If granted, this interim approval would allow CECo and MCV to commence the economic dispatch of the MC-Facility as is described in the RCA and RDA, while MPSC review of the details of the RCP is completed. To the extent the MPSC ultimately approves a hold harmless procedure that differs from that specified in the RCA, CECo and MCV recognize and agree that such revised hold harmless procedure will be applied retroactively to the date the economic dispatch of the MC-Facility commences pursuant to such interim approval. Thus, under these circumstances, for the period from the commencement of the economic dispatch provided for in the RCA to the date the MPSC issues an order approving a specific hold harmless procedure, the Hold Harmless Payment will be calculated in the manner specified by the MPSC and thereafter unless either Party terminates the RCA and RDA in accordance with their terms. If such recalculation results in an increase in the Hold Harmless Payment, such increased payment will decrease proportionally the (i) Forced-Coal Net Benefits, and (ii) Net Benefits, provided, however, that in no event whatsoever shall MCV be required to pay to CECo (as a Hold Harmless Payment or otherwise) an amount in excess of the Gas Dispatch Net Benefits that MCV received in the interim period described above.

(b) Following issuance of an order granting final approval of the RCP which is accepted by both CECo and MCV, any cost recovery disallowance imposed by the MPSC will be shared on a 50-50 basis between CECo and MCV from the Net Benefits after first deducting the RESA; provided that MCV’s share of any such disallowances shall be limited to 10% of its share of Gas Dispatch Net Benefits (less any Net Benefits associated with NOx) in the calendar year of such disallowance.

(c) Following issuance of an order granting final approval of the RCP which is accepted by both CECo and MCV, if the MPSC issues an order during the term of this RDA that requires a recalculation of the Hold Harmless Payment, and such order can reasonably be interpreted as a change to the Hold Harmless Payment calculation methodology that will be required by the MPSC on a permanent basis, the Parties agree to the following:

(i)	For the first calendar year that such an order affects, the change in Hold Harmless Payments shall be treated as an MPSC Disallowance and shall be subject to subsection (b) of this Section;

(ii)	For subsequent years, such change in Hold Harmless Payments shall be treated as a change to the Hold Harmless Payment calculation methodology;

(iii)	Should subsequent MPSC orders not require such a change (contrary to the Parties having reasonably construed that such a change would be permanent), the effects of subsection (c)(ii) shall be immediately reversed for all future years;

(iv)	Subsections (c)(i) and (ii) of this Section shall not relieve CECo of any support and defend obligations it has under the PPA; and

(v)	The Parties agree that all future calculations from the date of any disallowance order, which is covered by this Section, shall be based on that order. The Parties further agree that all calculations before the date of any disallowance order which is covered by this Section shall not be changed nor shall payments be made between the Parties on the basis of such order until such order becomes final and non-appealable. At such time as the order becomes final and non-appealable, the Parties shall, within 15 Business Days, calculate the payments which result from said order and such payments shall be included in the first invoice after the end of said 15-day period.

(d) Notwithstanding anything to the contrary in the RCA or RDA, neither disallowance of payments based on PPA Available Capacity nor payments disallowed prior to the effective date of this RDA by the MPSC nor any disallowance of payments not specifically attributable to the implementation of the RCA and RDA nor any payments due MCV pursuant to Section 5 hereof shall be included as an MPSC Disallowance hereunder. Such disallowances shall be subject to the PPA and SA to the extent, if at all, the PPA and/or SA address such disallowances.

(e) Nothing in this Section affects any termination rights that either Party may otherwise exercise pursuant to the RCA or RDA, nor does this Section affect the rights of either

Party pursuant to Paragraph 5(c) of the RCA to decline to accept, on a prospective basis, an MPSC order issued addressing the RCA or RDA.

19.	Headings. The various headings set forth in this RDA are for convenience only and shall not affect the construction or interpretation of this RDA.

20.	Successors and Assigns. This RDA shall inure to the benefit of and be binding upon the successors and assigns of the respective Parties hereto. This RDA shall not be assigned by a Party without the other Party’s prior written consent, which consent shall not be unreasonably withheld, but provided that (i) any assignee shall expressly assume assignor’s obligations hereunder; (ii) no such assignment shall impair any security given by either Party hereunder; and (iii) unless expressly agreed to by the other Party, no assignment shall relieve the assignor of its obligations hereunder in the event its assignee fails to perform. Any attempted assignment or transfer without such consent shall be void and not merely voidable.

21.	Force Majeure. The Force Majeure provisions of Section 16 of the PPA shall apply to this RDA.

22.	Waivers. Except for the provisions of the PPA that are waived below, no term or provision of the PPA, SA and this RDA shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. Any consent by any Party to, or waiver of, a breach by the other Party, whether express or implied, shall not constitute a continuing waiver of, or consent to, or excuse any subsequent or different breach, nor in any way affect the validity of this RDA or any part thereof, or the right of any Party to thereafter enforce each and every provision hereof.

(a) During the term of this RDA, CECo agrees not to exercise its right during each calendar year under Section 7(c) of the PPA to require MCV to provide adequate continuing assurances of fuel security for the next five (5) calendar years. Notwithstanding the foregoing, however, MCV will be required to provide during each calendar year such adequate continuing assurances for the then current calendar year plus the next calendar year.

(b) During the term of this RDA, MCV agrees not to exercise its right to require the Annual Minimum Deliveries pursuant to Section 8(c) of the PPA.

23.	Nonseverability. If this RDA or any provision hereof is declared invalid in whole or in part by any court or other tribunal of competent jurisdiction, then unless otherwise agreed by the Parties hereto, the entire RDA shall be deemed void and inoperative.

24.	No Third Party Beneficiaries. This RDA is intended solely for the benefit of the Parties hereto. Nothing in this RDA shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a Party to this RDA.

25.	Disclaimer of Joint Venture, Partnership and Agency. This RDA shall not be interpreted or construed to create an association, joint venture or partnership between the Parties or to impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party.

26.	Counterparts. This RDA may be executed and delivered in counterparts (including by facsimile transmission), each of which may be deemed an original.

27.	Independent Contract. This RDA shall not limit or alter in any way any of the rights and obligations of the Parties under the PPA, SA or PPA Operating Practices. The Parties agree that this RDA is independent of the PPA and SA, and is not intended as an amendment, modification or supplement to the PPA or SA. This RDA has been entered into by the Parties for the purpose of administering certain features of the PPA and SA.

     IN WITNESS WHEREOF, this RDA is executed in multiple originals effective as of the day and year first herein above written.

Midland Cogeneration Venture Limited Partnership	Consumers Energy Company

/s/James M. Kevra	/s/ David W. Joos

Name: James M. Kevra	Name: David W. Joos
Title: President and CEO	Title: President and Chief Operating
Date: July 7, 2004	Officer Date: July 6, 2004

EXHIBIT A

RCP Procedure 3

MCV Cost of Production

This RCP Procedure is entered into pursuant to the RDA dated July 7, 2004 between Midland Cogeneration Venture Limited Partnership (“MCV”) and Consumers Energy Company (“CECo”). Capitalized terms that are not defined herein are as defined in the RDA, RCA, PPA and/or RCP Procedure 1.

The purpose of this RCP Procedure 3 is to describe the method by which the MCV’s Cost of Production (“COP”) will be established pursuant to the RCA and RDA and the calculation of NOx Allowances (as defined in Section 2(a) below) that will be shared by CECo and MCV.

1.	Determination of the MCV Plant’s Cost of Production. MCV’s hourly Cost of Production to be used in the Actual Dispatch shall be determined hourly by applying the Gas Price to MCV’s Heat Rate, as determined pursuant to RCP Procedure 6, and adding Adders.

(a) Definitions

“Adders” means that portion of COP other than fuel by which MCV enjoys a cost savings as a result of Dispatch pursuant to the RCA and RDA and consists of the sum of the following items: (1) incremental demineralized water savings of $0.47/MWh, (2) incremental maintenance savings of $0.98/MWh, and (3) Incremental NOx Savings (as defined and calculated below).

“Gas Price” means the price (in $/MMBtu and rounded to the nearest tenth of a cent) applicable to each hour of each Calendar Day equal to either (a) the “Midpoint” of the “Common Range” for the Consumers Energy city-gate as published by Platts’ Gas Daily in the Daily Price Survey (or its successor or substitute publication as mutually agreed to by the Parties) for gas flow that begins that same Calendar Day, or (b) in the event the “Common Range” in (a) above exceeds $0.25/MMBtu, the “Midpoint” in (a) above less 25% of such “Common Range”. In the event that Platts does not publish a Gas Price for gas flow that begins on a Calendar Day during the term of this RDA, then the Gas Price for such a Calendar Day shall be the Gas Price in effect for the nearest previous Calendar Day. Notwithstanding the foregoing, the Gas Price for a Calendar Day to be used for the determination of Net Benefits is subject to modification pursuant to RCP Procedure 5.

“Incremental NOx Savings” or “INS” means the COP component determined by the product of (1) MCV Emission Rate (defined in Section 2(a) below), (2) Heat Rate as determined pursuant to RCP Procedure 6 and (3) the NOx Allowance Cost Estimate as defined in Section 2(a) below and as determined pursuant to Section 2(b) below, divided by 2000 (i.e., INS = MCV ER x Heat Rate x NOx Allowance Cost Estimate / 2000).

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EXHIBIT A

“Market Disruption Event” means, with respect to the Gas Price as published by Platts (or any successor), any of the following events: (a) the failure of Platts to announce or publish information necessary for determining the Gas Price at the Consumers Energy city-gate; (b) the failure of trading to commence or the permanent discontinuation or material suspension of trading of natural gas at the Consumers Energy city-gate; (c) the temporary or permanent discontinuance or unavailability of the information necessary for determining the Gas Price at the Consumers Energy city-gate; (d) the temporary or permanent closing of any exchange that supplies information to determine the Gas Price at the Consumers Energy city-gate; or (e) a material change in the formula for or the method of determining the Midpoint price of natural gas at the Consumers Energy city-gate. Notwithstanding the foregoing, a Market Disruption Event shall only apply to those Calendar Days that the Parties expect Gas Price information to be published.

(b) Market Disruption Event

If a Market Disruption Event has occurred and is continuing for one or more Calendar Days during the term of the RDA, the Gas Price for each such day shall be determined pursuant to the Gas Price specified for the first Calendar Day thereafter on which no Market Disruption Event exists; provided, however, if the Gas Price is not so determined within three (3) Business Days after the first Calendar Day on which the Market Disruption Event occurred or existed, then the Parties shall negotiate in good faith to agree on a Gas Price (or a method for determining a Gas Price), and if the Parties have not so agreed on or before the twelfth (12th) Business Day following the first Calendar Day on which the Market Disruption Event occurred or existed, then the Gas Price shall be determined by each Party obtaining in good faith two dealer quotes obtained from leading dealers in the relevant market that are not an affiliate and averaging the four quotes.

(c) Data Updates

The individual elements of Adders for demineralized water and maintenance shall be reviewed and revised annually by mutual agreement of CECo and MCV for implementation on the following February 1.

The discount from the Midpoint (i.e. 25% of the “Common Range”) and the width of the Common Range (i.e., $0.25/MMBtu or more) that initiates such discount in the Gas Price definition shall be reviewed annually by the Parties and revised by mutual agreement, if necessary, effective February 1 of each year to correspond to changes, if any, in the quantity of the data and the range of results of the data used in the Daily Price Survey. Any change in the Gas Price determination entered into by the Parties for this RCP Procedure 3 shall also be made to the determination of the Excess Gas price in the Agreement for Granting Right of First Refusal from MCV to CECo for the Purchase of Certain Excess Gas Owned by MCV (“ROFR”) dated February 12, 2004 between MCV and CECo.

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EXHIBIT A

2.	Sharing of Net Benefits Associated with NOx Allowances. The purpose of including the Incremental NOx Savings in the COP is to assure economic Dispatch of the MC-Facility on a comparable basis with other Resources and to recognize those savings in the calculation of Net Benefits that result from Mitigated Dispatch. The savings to be included in Net Benefits, however, are limited to the savings deemed to be obtained from allocated Zero-Cost NOx Allowances (as defined below) made available for sale as a result of Mitigated Dispatch and, therefore, Net Benefits may be adjusted as provided in this Section 2 of RCP Procedure 3. The Parties recognize that the future allocation of Zero-Cost NOx Allowances may be reduced as the emission of NOx is reduced as a result of the RCA and RDA or otherwise.

(a) Definitions

“Actual Dispatch NOx Allowances” or “ADNA” means the amount in tons of Zero-Cost NOx Allowances that is associated with the Actual Dispatch for the current NOx Season determined by the following formula: ADNA = MCV MWhAD x Heat Rate x NOx Budget / 2000.

“Actual NOx Amount” or “ANA” means, for each month of the NOx Season, the tons of NOx emissions that actually occur at the MC-Facility.

“Incremental NOx Amount” or “INA” means the tons of NOx calculated for each month of the NOx Season as the product of (a) Mitigated Dispatch for the month, (b) the MCV ER used for Dispatch during the month, and (c) Heat Rate, divided by 2000 (i.e., INA = Mitigated Dispatch x MCV ER x Heat Rate / 2000).

“Incremental NOx Value” or “INV” means the value calculated for each month of the NOx Season as the product of (a) the Incremental NOx Amount, and (b) the NOx Allowance Cost Estimate as determined monthly by MCV.

“MCV Emission Rate” or “MCV ER” means MCV’s actual average (for the first 25 days of the month prior to the month of Dispatch) NOx emission rate in lbs/MMBtu. The NOx emission rates used for this RCP Procedure 3 will be those used by MCV in MCV’s reporting to the U.S. Environmental Protection Agency (“EPA”).

“MCV MWhAD” means the MWh actually generated and delivered to CECo by MCV under the Actual Dispatch for the current NOx Season.

“Mitigated Dispatch NOx Allowances” or “MDNA” means the amount in tons of Zero-Cost NOx Allowances that is associated with Mitigated Dispatch for the current NOx Season determined by the formula: MDNA = Mitigated Dispatch x Heat Rate x NOx Budget / 2000.

“NOx Allowance(s)” means a right issued by the United States of America or the state of Michigan allowing the holder to emit one ton of nitrogen oxides

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EXHIBIT A

(“NOx”) during a particular period as more particularly described in Michigan’s NOx State Implementation Plan (SIP) Call as administered by the EPA.

“NOx Allowance Cost Estimate” or “NACE” means the estimated cost of NOx Allowances associated with Mitigated Dispatch determined by MCV. NACE shall be based on a sufficient quantity of NOx Allowances (“Costing Quantity”) to produce a meaningful estimate. As used herein, the Costing Quantity is equal to the product of the number of months in the current NOx Season times 50 tons. Therefore, if MDNA is greater than the Costing Quantity, then NACE is equal to the weighted average cost by tons of (1) the actual price of any NOx Allowances that MCV has sold for the current NOx Season , and (2) the estimated sale price of any available unsold MDNA for the current NOx Season which is deemed to be equal to an average of at least two quotes obtained by MCV from brokers within seven days prior to the day NACE is calculated under this RCP Procedure 3. If MDNA is less than the Costing Quantity, then NACE is equal to the weighted average cost by tons of (1) above, (2) above and (3) the estimated sale price of the tons of Costing Quantity in excess of MDNA which is deemed to be equal to an average of at least two quotes obtained by MCV from brokers within seven days prior to the day this NACE is calculated under this RCP Procedure 3.

“NOx Budget” means the NOx emission rate in lbs/MMBtu used to determine the amount of Zero-Cost NOx Allowances allocated to MCV by the United States of America or the state of Michigan under the SIP Call.

“NOx Season” means the time period in each year defined by Michigan’s NOx State Implementation Plan (SIP) Call as administered by the EPA.

“Zero-Cost NOx Allowances” means NOx Allowances that are allocated by the United States of America or the state of Michigan under the SIP Call at no cost to the recipient.

(b) Adjustment Procedure

Step 1.	Prior to the first month of each NOx Season, MCV shall provide an estimate of the Actual Dispatch NOx Allowances and the Mitigated Dispatch NOx Allowances which will be used in Step 3 below for the entire NOx Season. In the event the foregoing estimates deviate from actual during the NOx Season by more than 10% but less than 20%, the Parties may mutually agree to revise the estimates at such time. If the above deviation is 20% or more, then, unless otherwise agreed to by the Parties, the estimates shall be revised at that time.

Step 2.	By the 25th day of the month prior to the first month of each NOx Season and by the 25th day of each month during the current NOx Season, MCV shall provide CECo with the NOx Allowance Cost Estimate and an estimate of the NOx Allowances available to sell for the current NOx Season as a result of the Mitigated Dispatch and the NOx Allowances that MCV has sold year to date.

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EXHIBIT A

Step 3.	After the end of each calendar month of each NOx Season, MCV shall calculate the Incremental NOx Value for said calendar month and adjust Net Benefits, if necessary, by applying the following tests (in order).

(a)	If MCV’s Zero-Cost NOx Allowances are less than the Actual Dispatch NOx Allowances for the current NOx Season, then Net Benefits for such month and each following month of the current NOx Season shall be adjusted by subtracting the Incremental NOx Value.

(b)	If the sum of the cumulative Actual NOx Amount and the cumulative Incremental NOx Amount for the current NOx Season through the month of financial settlement (“ANACUM” and “INACUM”, respectively) is less than or equal to the sum of the Actual Dispatch NOx Allowances and the Mitigated Dispatch NOx Allowances, then no adjustment to Net Benefits will be made.

(c)	If the sum of ANACUM and INACUM for the current NOx Season through the month of financial settlement is greater than the sum of the Actual Dispatch NOx Allowances and the Mitigated Dispatch NOx Allowances, then (1) Net Benefits for such month shall be adjusted by subtracting the following amount:

and (2) Net Benefits for each following month of the current NOx Season shall be adjusted by subtracting the Incremental NOx Value.

Step 4.	On or before 75 Calendar Days after the end of the NOx Season of each year , MCV must sell at least 50% of the Mitigated Dispatch NOx Allowances and calculate the average value of all NOx Allowances sold for the just completed NOx Season by dividing the total money received by the amount in tons of all NOx Allowances sold.

Step 5.	On or before 75 Calendar Days after the end of each NOx Season, Step 3 above shall be re-performed by MCV using the actual values of MWhAD (this may or may not be different from the MWhAD originally used), Mitigated Dispatch (this may or may not be different from the Mitigated Dispatch originally used), the MCV emission rate for each hour of Mitigated Dispatch as used by MCV in reporting to the EPA (instead of the estimate originally used for MCV Emission Rate) and by substituting the average value of the NOx Allowances sold computed pursuant to Step 4 for the NOx Allowance Cost Estimate used for the Incremental NOx Value amounts calculated in Step 3.

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EXHIBIT A

The difference between the adjustments calculated for the re-performance of Step 3 and the adjustments calculated originally for Step 3 shall be summed to obtain the “True-up Amount”. MCV will credit or debit, as applicable, the first regular monthly billing per the PPA after the determination of the True-up Amount is completed as described herein; however, the hourly Actual Dispatch, Hypothetical System Dispatch, and Coal Dispatch shall not be redetermined based on the “true up” calculated herein. Interest expense calculated at the rate specified in Section 20 of the PPA for late payments will also be included with the December credit or debit as applicable.

(c)	Rights to Sell or Purchase NOx Allowances. Notwithstanding anything to the contrary in this RCP Procedure 3, the RDA or the RCA except Section 2, Step 4 above: (i) MCV shall have the right to sell and/or purchase, refrain from selling and/or purchasing or to otherwise enter into transactions involving NOx Allowances at such times, in such amounts, in any manner and otherwise as it determines in its sole and absolute discretion; (ii) CECo waives any and all claims, damages and all other rights it my have against MCV whatsoever in any way related to MCV’s exercise of its rights under (i) immediately above; (iii) MCV’s exercise of its rights under (i) immediately above shall not be subject to the dispute resolution provisions of the RDA or RCA; and (iv) MCV shall have no liability whatsoever to CECo for any act or omission or otherwise for exercising its rights under (i) immediately above.

(d)	Rounding Conventions. The following conventions will apply for values used and values computed for this procedure:

•	Heat Rate – MMBtu/MWh rounded to 3 decimal places

•	NOx emission rate – pounds/MMBtu rounded to 3 decimal places

•	Tons of NOx emissions – tons rounded to 0 decimal places

•	Value of NOx emission allowances – dollars rounded to 0 decimal places

•	MWh dispatched – MWh rounded to 3 decimal places

3. Early Termination. The Parties recognize that if the RDA is terminated prior to the termination of the PPA (“Early Termination”), MCV may incur NOx Allowance costs that it would not otherwise incur. Therefore, it is understood by the Parties that such an Early Termination may require that CECo reimburse MCV for such costs from portions of the Net Benefits associated with NOx Allowances received by CECo pursuant to Section 2 above (“CECo NOx Benefits”). CECo’s obligation to reimburse MCV for such NOx Allowance costs shall be limited to the amount of CECo NOx Benefits deposited in the Escrow Account pursuant to Section 3(a)(i) below. Such reimbursements shall be determined and administered as described below.

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EXHIBIT A

(a)	Escrow Account. An escrow account (“Escrow Account”) shall be established by CECo to hold the CECo NOx Benefits that are subject to reimbursement hereunder as follows:

(i)	The Escrow Account shall be funded by the CECo NOx Benefits received by CECo during the five-year period beginning with the effective date of the RDA.

(ii)	Administrative costs incurred by the Escrow Account shall be borne by the Escrow Account. Interest earned by, or appreciation of, the Escrow Account, as applicable, shall be added to the Escrow Account balance.

(iii)	The Escrow Account shall be closed following the earlier of:

(w)	the completion of eight (8) years following the termination of the RDA if such termination occurs after December 31, 2007, or

(x)	upon termination of the RDA if such termination occurs on or before December 31, 2007, or

(y)	upon termination of the PPA, or

(z)	such time that withdrawals by MCV as permitted hereunder have reduced the balance of the Escrow Account to zero.

(iv)	Any funds remaining in the Escrow Account at the time of closing pursuant to Section 3(a)(iii) above shall be distributed to CECo.

(v)	The Parties shall enter into an escrow agreement to implement the provisions of this Section 3 of RCP Procedure 3.

(b)	Early Termination On or Before December 31, 2007. In the event the RDA is terminated on or before December 31, 2007, CECo shall have no obligation to reimburse MCV for NOx Allowance costs.

(c)	Early Termination After December 31, 2007 and Prior to the Termination of the PPA. In the event the RDA is terminated after December 31, 2007 and prior to the termination of the PPA, MCV shall be permitted, subject to the conditions specified below, to withdraw from the Escrow Account CECo’s reimbursement obligation up to 50% of MCV’s cost to purchase NOx Allowances associated with the hourly operation of the MC-Facility between 450 MW and 1240 MW for the period beginning at termination of the RDA and ending at the earlier of (i) the termination of the PPA and (ii) the first day of the calendar year on which MCV’s allocation of Zero-Cost NOx Allowances is based on NOx emissions occurring in the two complete NOx Seasons that immediately follow the termination of the RDA. To be eligible for reimbursement as specified in this Section 3(c), MCV must demonstrate that:

(1)	the NOx Allowances for which MCV is seeking reimbursement are in excess of its allocation of Zero-Cost NOx Allowances allocated for any NOx Season and that all allocated Zero-Cost NOx Allowances have not been used for any purpose other than operation of the MC-Facility during any NOx Season to make deliveries of (i) electricity to Consumers under the PPA, (ii) electricity and steam to Dow and Permissible Purchasers under the agreement between MCV and Dow dated January 27, 1987, as

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EXHIBIT A

amended, and (iii) steam to Dow Corning under the steam agreement dated November 15, 1995 (each such allowance that meets the above requirements is termed a “Reimbursable NOx Allowance”), and

(2)	the portion of the price paid for each Reimbursable NOx Allowance for which MCV seeks reimbursement hereunder is no greater than 50% of the highest published market price of such allowance between the date of termination of the RDA and the date at which reimbursement is requested, and

(3)	the price paid for each Reimbursable NOx Allowance was incurred in a commercially reasonable manner.

(d)	Termination Coincident with Termination of the PPA. In the event the RDA is terminated as a result of termination of the PPA as provided in Section 2 of the RDA, CECo shall have no obligation to reimburse MCV for NOx Allowance costs.

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EXHIBIT B

RCP Procedure 4

Coal Dispatch, Displacement Cost and Net Benefits

This RCP Procedure is entered into pursuant to the RDA dated July 7, 2004 between Midland Cogeneration Venture Limited Partnership (“MCV”) and Consumers Energy Company (“CECo”). All capitalized terms used herein are as defined in the RDA or RCA.

The purpose of this RCP Procedure is to describe how the Coal Dispatch, Coal Dispatch Displacement Cost and Net Benefits under the RDA will be determined.

Procedure

The following procedure will be performed by CECo using software it developed along with a Microsoft Excel spreadsheet. The software may perform some of the following tasks simultaneously.

Step 1.	On the Business Day immediately following each day that the MC-Facility is dispatched at the COP, CECo will run internally developed software that uses the Cost Data of the day the MC-Facility was dispatched at the COP as the input. The output of this software shall be an accurate integrated hourly list of Resources ordered in one (1) MW blocks from least Incremental Cost at the bottom of the list to highest Incremental Cost at the top of the list (“Incremental Cost List” or “IC List”)[1]. The IC list constructed in this manner (as adjusted pursuant to the following two paragraphs) is called the “Actual Dispatch”.

Non-dispatchable Resources and the portions of dispatchable Resources that must run (i.e., must run generation) are placed at the bottom of the list at their total integrated output or portion of total integrated output (as applicable) instead of the one (1) MW blocks referred to above. This includes the Minimum Generation (currently at 350 MW) for the MC-Facility as specified in the PPA.

Resources that have a constant Incremental Cost (i.e., the cost is independent of output level) for their entire output and the portions of dispatchable Resources (i.e., above must run generation) that have a constant Incremental Cost are listed at their total integrated hourly output

1   While the MC-Facility will be dispatched at COP and thus the quantity of energy dispatched for the MC-Facility will be consistent with such a price, the actual price payable by CECo for this energy is the price that would be payable under the PPA and SA as if the MC-Facility was subject to the Option 2 Dispatch as reflected in the Hypothetical System Dispatch constructed under Attachment 1 to the RCA. Therefore, when the Actual Dispatch is compared with the Coal Dispatch, the Incremental Cost of energy from the MC-Facility is considered to be the same in both dispatches.

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EXHIBIT B

(or portion thereof, as applicable) instead of the one (1) MW blocks referred to above.

For the CECo developed software used for the following step, all entries in the IC List described above are represented as one (1) MW blocks.

Step 2.	In the procedure detailed below in this Step 2, the Coal Dispatch for each hour is constructed from the Actual Dispatch by determining (1) which Resources in the Actual Dispatch would not have been used had the MC-Facility been dispatched under the PPA and SA absent the Option 2 Dispatch, the RCA and the RDA (excluding any Resources used for potential sales that could have been made beyond the amount of sales that occurred in the Actual Dispatch), and (2) any sales beyond the amount of sales that occurred in the Actual Dispatch that potentially could have been made had the MC-Facility been dispatched under the PPA and SA absent the Option 2 Dispatch, the RCA and RDA. In constructing the Coal Dispatch, the Ludington Plant is incorporated as per RCP Procedure 1. In addition, MC-Facility capacity in the IC List of the Actual Dispatch is ignored in the construction of the Coal Dispatch unless otherwise indicated below.

(a)	The PPA Dispatch Price of each one (1) MW block of MC-Facility Contract Capacity that was available (Available Capacity as verified pursuant to Attachment 3 to the RCA) but not dispatched in the Actual Dispatch, is compared to the Incremental Costs of the Resources in the IC List of the Actual Dispatch beginning with the first one (1) MW block of Resources encountered at the top of the IC List. The savings or costs, as the case may be, that would be realized by replacing each one (1) MW block of a Resource with each one (1) MW block of such MC-Facility Contract Capacity for all the hours in the Coal Dispatch being constructed are then used to create the least cost dispatch for such MC-Facility Contract Capacity for such hours given the operating constraints[2] identified in Operating Practice 2 between the Parties. The least cost dispatch is then used to determine which one (1) MW blocks of Resources would not have been used in the Actual Dispatch had the MC-Facility Contract Capacity been dispatched at the PPA Dispatch Price absent the Option 2 Dispatch, the RCA and RDA.

(b)	The number of one (1) MW blocks of Resources that would not have been used in the Actual Dispatch pursuant to procedure 2(a) above plus any remaining one (1) MW blocks of MC-Facility Contract Capacity not dispatched in 2(a) above constitute the number of one (1) MW blocks available for potential sales. Said number of one (1) MW blocks is used in RCP Procedure 2, as applicable, to determine the amount of one (1) MW blocks that could potentially be sold taking into account market depth constraints and the Market Price of Energy of each such one (1)

2   Specifically, the constraints identified in Subsections 1.2.3.4 (except that the two-hour constraint will be applied to all reversals) and 1.2.3.6 of Operating Practice 2.

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EXHIBIT B

MW block. Potential sales from these one (1) MW blocks are then determined pursuant to RCP Procedure 2.

(c)	The Coal Dispatch, then, is the Actual Dispatch less those Resources that would not have been used as a result of dispatch under the PPA and SA absent the Option 2 Dispatch, the RCA and RDA as a result of least cost dispatch of the available MC-Facility Contract Capacity pursuant to 2(a) above, plus the Resources and any available portion of the MC-Facility Contract Capacity used for sales pursuant to 2(b) above.

Step 3.	The hourly IC Lists of the Actual Dispatch and the Coal Dispatch are then compared to determine the costs of the Resources in the Actual Dispatch that were not used in the Coal Dispatch (excluding the costs of any Resources used for potential sales that could have been made beyond the amount of sales that occurred in the Actual Dispatch). These Resources in the Actual Dispatch took the place of (or “displaced”) the MC-Facility Contract Capacity as a result of dispatching such MC-Facility capacity at the COP pursuant to the RDA and are called “Displacement Resources”. The costs of these Resources in the Actual Dispatch are called “Coal Dispatch Displacement Costs” as further defined below.

Step 4.	The avoidance in the Actual Dispatch of the potential sales from available MC-Facility Contract Capacity determined pursuant to Step 2(b) are deemed to involve benefits that MCV would not have received had the MC-Facility been dispatched under the Coal Dispatch. Said benefits shall be captured for the purposes of determining Net Benefits hereunder by deeming that a hypothetical purchase at the Market Price of Energy in the Actual Dispatch displaced the amount of available MC-Facility Contract Capacity deemed sold pursuant to Step 2(b). Therefore, said hypothetical purchase shall be deemed a Displaced Resource for the purposes of determining Net Benefits hereunder.

Step 5.	The weighted average (by MW) Incremental Cost of the Displacement Resources in the Actual Dispatch that displaced MC-Facility Contract Capacity is calculated for each hour from the amounts and prices of the Resources determined pursuant to Steps (2), (3) and (4) above and divided by the MC-Facility Penalty Factor to reflect the cost at the point of delivery under the PPA (“Coal Dispatch Displacement Cost”).

Step 6.	The Net Benefits obtained for each Calendar Day is the sum of the hourly products of the total MW of the Displacement Resources in the Actual Dispatch that displaced the MC-Facility pursuant to Steps (2), (3) and (4) above (i.e., Mitigated Dispatch) times the difference between the unit COP and the unit Coal Dispatch Displacement Cost determined pursuant to Step (5) above.

Step 7.	On each Business Day, CECo shall communicate to MCV the determinations and calculations of the Net Benefits amount for the prior Calendar Day(s) as applicable.

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EXHIBIT C

RCP Procedure 5

Information Exchange
and
Gas Price Modification

This RCP Procedure is entered into pursuant to the RDA dated July 7, 2004 between Midland Cogeneration Venture Limited Partnership (“MCV”) and Consumers Energy Company (“CECo”). Capitalized terms that are not defined herein are as defined in the RDA, RCA or PPA, as applicable.

The purpose of this RCP Procedure is to describe the content and timing of information to be exchanged between the Parties in order to establish Mitigated Dispatch estimates and also to establish a method to modify the Gas Price to reflect deviations between the estimates and the final Mitigated Dispatch amount. The conversion of gas to MWh in this RCP Procedure 5 shall be based on the heat rate determined pursuant to RCP Procedure 6.

“Authorized Representative” means, for this RCP Procedure 5 and the ROFR, the person designated by CECo.

“Notification Time” means (i) 8:05 a.m., or (b) if CECo waives its right of first refusal under the ROFR Agreement, 8:15 a.m.

Procedure for Information Exchange:

In the following procedure:

(a)	All of MCV’s communications will be directed to the Authorized Representative.

(b)	In the event the natural gas trading schedule differs from the electric trading schedule, the Parties will cooperate to implement this procedure so that the Parties have the information required to Dispatch MCV, estimate Mitigated Dispatch and sell gas as indicated by such estimates of Mitigated Dispatch.

1.	Prior to approximately 6:00 a.m. on each Business Day, MCV shall provide to CECo for the next Gas Day and any future Gas Day(s) prior to, or that begin on, the next Business Day (i) the estimate of purchased gas to be delivered to MCV (in MMBtu and equivalent MWh) prior to any sale(s) made pursuant to this RDA for such day(s), and (ii) the amount of gas that can be withdrawn from storage by MCV (in MMBtu and equivalent MWh).

2.	Prior to approximately 6:00 a.m. on each Business Day, MCV shall provide to CECo for the next Business Day and any future Calendar Day(s) prior to the next Business Day (i) the estimated COP to be used to Dispatch the MC-Facility, (ii) the Minimum Dispatch level and (iii) any changes to the No-Dispatch Zones.

3.	Prior to the Notification Time on each Business Day, CECo shall provide to MCV

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EXHIBIT C

an estimate (“Prior to Day of Fact Estimate”) of the Mitigated Dispatch for the next Business Day and any future Calendar Day(s) prior to the next Business Day.

4.	Prior to the Notification Time on each Business Day, CECo shall provide to MCV a revised estimate (“Day of Fact Estimate”) of the Mitigated Dispatch for that Business Day. Saturdays, Sundays and holidays as established by NERC will have no Day of Fact Estimate.

5.	Prior to the Notification Time on each Business Day, CECo shall provide to MCV another revised estimate (“Preliminary Results Estimate”) of the Mitigated Dispatch for the previous Business Day and any Calendar Day(s) that is(are) both subsequent to the previous Business Day and prior to the current Business Day.

6.	At the Notification Time on each Business Day, CECo shall provide to MCV the estimated Total Energy Available amount for the next Gas Day and any future Gas Day(s) prior to, or that begin on, the next Business Day. CECo shall calculate the Total Energy Available amount for any Gas Day by: (a) summing the estimate of MWh equivalent purchased gas to be delivered to MCV and the MWh equivalent amount of gas that can be withdrawn from storage by MCV provided pursuant to Section 1 of this RCP Procedure 5, (b) adjusting for any prior day adjustments resulting from the Day of Fact Estimate, Preliminary Results Estimate and Final Results provided by CECo to MCV pursuant to Sections 4, 5 and 7 of this RCP Procedure 5, and (c) subtracting the Prior to Day of Fact Estimate provided by CECo to MCV pursuant to Section 3 of this RCP Procedure 5.

7.	By 2:00 p.m. on each Business Day, CECo shall provide to MCV the determination (“Final Results”) of the Mitigated Dispatch for the previous Business Day and any Calendar Day(s) that is (are) both subsequent to the previous Business Day and prior to the current Business Day.

Procedure for Gas Price Modification:

The Gas Price to be used in the calculation of COP for the determination of Net Benefits shall be calculated as follows:

Where:

GP1	=	Gas Price applicable to the Calendar Day associated with the Mitigated Dispatch.

GP2	=	Gas Price applicable to the first Business Day following the Calendar Day in which the Day of Fact Estimate was

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EXHIBIT C

provided. In the event that the Calendar Day associated with a Mitigated Dispatch is a Saturday, Sunday, or Holiday, then GP2 shall equal zero since no Day of Fact Estimate will be provided for such Calendar Days.

GP3	=	Gas Price applicable to the first Business Day following the Calendar Day in which the Preliminary Results Estimate was provided.

GP4	=	Gas Price applicable to the first Business Day following the Calendar Day in which the Final Results was provided.

MWh1	=	Prior to Day of Fact Estimate of Mitigated Dispatch.

MWh2	=	Day of Fact Estimate of Mitigated Dispatch minus Prior to Day of Fact Estimate of Mitigated Dispatch. If no Day of Fact Estimate was provided, then MWh2 shall equal zero.

MWh3	=	Preliminary Results Estimate of Mitigated Dispatch minus (i) if a Day of Fact Estimate was provided, Day of Fact Estimate of Mitigated Dispatch, or (ii) if a Day of Fact Estimate was not provided, Prior to Day of Fact Estimate of Mitigated Dispatch.

MWh4	=	Final Results of Mitigated Dispatch minus Preliminary Results Estimate of Mitigated Dispatch.

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EXHIBIT D

RCP Procedure 6
MCV Heat Rate Determination

This RCP Procedure is entered into pursuant to the RDA dated July 7, 2004 between Midland Cogeneration Venture Limited Partnership (“MCV”) and Consumers Energy Company (“CECo”). Capitalized terms that are not defined herein are as defined in the RDA, RCA or PPA, as applicable.

The purpose of this RCP Procedure is to set forth the procedures for determining the incremental heat rate of the MC-Facility for purposes of the RDA and RCA.

The Heat Rate of the MC-Facility is the number of British Thermal Units (“BTU”, or, if expressed in millions of BTU, “MMBTU”) required to produce one megawatt-hour of energy using the higher heating value of the fuel. The initial Heat Rate shall be 8.000 MMBTU/MWh. On each February 1 starting in 2005, the Parties shall jointly work to develop Heat Rate to be used in this RCP Procedure 6. Such Heat Rate shall be based on actual MCV operating data. The new Heat Rate shall become effective on April 1 of each year. If the Parties are unable to agree on an annual Heat Rate, then the current Heat Rate shall be used until final resolution of the dispute.

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EXHIBIT E

RCP Procedure 7
No-Dispatch Zones

This RCP Procedure is entered into pursuant to the RDA dated July 7, 2004 between Midland Cogeneration Venture Limited Partnership (“MCV”) and Consumers Energy Company (“CECo”). Capitalized terms that are not defined herein are as defined in the RDA, RCA or PPA, as applicable.

The purpose of this RCP Procedure is to establish the No-Dispatch Zones for purposes of the RDA and RCA.

The No-Dispatch Zones in effect as of the effective date of this RCP Procedure 7 are as set forth in the table below:

No-Dispatch Zones
Month	(MW)
January	630-660 760-780
February	630-660 760-780
March	630-660 760-780
April	530-550 630-660 760-780
May	430-490 570-600
June	430-490 570-600
July	430-490 570-600
August	430-490 570-600
September	430-490 570-600
October	530-550 630-660 760-780
November	530-550 630-660 760-780
December	630-660 760-780

MCV shall have the right to change these No-Dispatch Zone values pursuant to RCP Procedure 5, but only to the extent that the size of a zone does not exceed 60 MW,

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EXHIBIT E

the total number of MW in all zones in a given month does not exceed 90 MW, and the number of zones in a given month does not exceed three.

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EXHIBIT F

RCP Procedure 8
Errors, Changes and Disagreements

This RCP Procedure is entered into pursuant to the RDA dated July 7, 2004 between Midland Cogeneration Venture Limited Partnership (“MCV”) and Consumers Energy Company (“CECo”). Capitalized terms that are not defined herein are as defined in the RCA, RDA, PPA or RCP Procedures, as applicable.

The purpose of this RCP Procedure 8 is to describe the actions to be taken by the Parties in the event of (a) any error in any calculation performed under the RCA, RDA or any RCP Procedure, and (b) any implementation change with regard to any applicable RCP Procedures or any calculations under the RCA, RDA or any RCP Procedure.

1.	Errors. Retroactive billing calculations to correct for errors shall be performed as soon as practicable after their discovery.

1.1	Recalculations due to errors identified prior to March 31 of any year during the term of the RCA and RDA shall be limited to the current year and the prior year.

1.2	The undisputed consequences of the error will be included in the bill for the month it was identified or no later than the subsequent month. Resolution of any dispute involving an error other than an error in the determination of CECo’s owned Resource Incremental Cost per RCP Procedure 1, will be settled in accordance with Section 18 of the PPA.

1.3	Should MCV dispute the determination of CECo’s owned Resources Incremental Cost as described in Section 1 of RCP Procedure 1, MCV may dispute such Incremental Cost determination by CECo at the Michigan Public Service Commission (MPSC) and the Parties agree that they will be bound by the determination of the MPSC as finally determined after all appeals are exhausted.

2.	Implementation Changes. The Parties shall notify each other of any prospective changes in an existing, accepted practice followed in implementing the RCA or RDA. There will be no retroactive billing for billing impacts caused by such changes for the period prior to the time the need for the change is recognized.

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